P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 25, 2023		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SECOND QUARTER 2023 RESULTS
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the three and six months ended June 30, 2023. Peoples reported net income of $21.1 million for the second quarter of 2023, representing earnings per diluted common share of $0.64. In comparison, Peoples reported net income of $26.6 million, representing earnings per diluted common share of $0.94, for the first quarter of 2023, and net income of $24.9 million, representing earnings per diluted common share of $0.88, for the second quarter of 2022. For the six months ended June 30, 2023, Peoples recorded net income of $47.7 million, or $1.56 per diluted common share, compared to $48.5 million, or $1.72 per diluted common share, for the six months ended June 30, 2022.
The provision for (recovery of) credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.19 for the second quarter of 2023, compared to $0.05 for the first quarter of 2023, while the release of provision positively impacted earnings per diluted common share by $0.02 for the second quarter of 2022. For the first six months of 2023, the provision negatively impacted earnings per diluted common share by $0.25, compared to the release of provision positively impacting earnings per diluted common share by $0.21 for the first six months of 2022.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related expenses. Non-core items negatively impacted earnings per diluted common share by $0.28 for the second quarter of 2023, $0.07 for the first quarter of 2023, and $0.02 for the second quarter of 2022. Non-core items negatively impacted earnings per diluted share by $0.37 and $0.06 for the six months ended June 30, 2023 and 2022, respectively.
"We are delighted to have closed on our merger with Limestone," said Chuck Sulerzyski, President and Chief Executive Officer. "We have already begun to see the results of the merger throughout the second quarter, which have added to our already impressive first half of 2023. We are grateful for the dedication of all colleagues who made this acquisition possible and remain bullish on our future together."
Completion of the Limestone Merger:
As of close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses related to the Limestone Merger which included $10.8 million and $11.2 million in other non-interest expense for the second quarter and the six months ended June 30, 2023, respectively. For the second quarter of 2023, the $10.8 million of non-interest expense consisted of $5.2 million in salaries and employee benefit costs, $4.8 million in professional fees, $0.5 million in insurance expense, $0.1 million in electronic banking expense, and $0.2 million in various other non-interest expense line items. For the six months ended June 30, 2023, the $11.2 million of non-interest expense consisted of $5.2 million in salaries and employee benefit costs, $5.1 million in professional fees, $0.5 million in insurance expense, $0.1 million of printing costs (which is a component of other non-interest expense), $0.1 million in electronic banking expense, and $0.2 million in various other non-interest expense line items.

Investment Portfolio Restructuring:
During the first quarter of 2023, Peoples executed the sales of $96.7 million of its lower yielding available-for-sale investment securities for an after-tax loss of $1.6 million. Proceeds from the sale were used to pay down overnight borrowings. The loss on the sale of these available-for-sale investment securities had a nominal impact on tangible book value as such loss was previously reflected in capital through accumulated other comprehensive loss. The realized losses recognized due to these transactions are projected to be earned back within the 2023 fiscal year. There were no sales of investment securities pursuant to this restructuring during the second quarter of 2023.
Statement of Operations Highlights:
•Net interest income for the second quarter of 2023 increased $12.0 million, or 16%, compared to the linked quarter and increased $23.4 million, or 38%, compared to the second quarter of 2022.
◦Net interest margin increased 1 basis point to 4.54% for the second quarter of 2023, compared to 4.53% for the linked quarter and increased 70 basis points compared to 3.84% for the second quarter of 2022.
◦The increase in net interest margin for the second quarter of 2023 compared to the linked quarter was primarily driven by the accretion on the acquired Limestone portfolio as well as increases in market interest rates.
◦The increase in net interest income for the second quarter of 2023 compared to the second quarter of 2022 was driven by increases in market interest rates and the accretion on the acquired Limestone portfolio.
•Peoples recorded a provision for credit losses of $8.0 million for the second quarter of 2023, compared to a provision for credit losses of $1.9 million for the first quarter of 2023, and a recovery of credit losses of $0.8 million for the second quarter of 2022.
◦The provision for credit losses in the second quarter of 2023 was due to a provision for credit losses of $9.4 million established for the non-purchased credit deteriorated loans acquired in the Limestone Merger, partially offset by the release of reserves on individually analyzed loans and improvements in macro-economic conditions. The provision for credit losses in the linked quarter was largely attributable to a deterioration of macro-economic conditions and an increase in charge-off activity, partially offset by a reduction in reserves for individually analyzed loans. The recovery of credit losses in the second quarter of 2022 was attributable to an improvement in economic factors and loss drivers within the current expected credit loss ("CECL") model.
◦Net charge-offs were $1.2 million, or 0.09% of average total loans annualized, for the second quarter of 2023, compared to $1.5 million, or 0.13%, for the linked quarter and $1.5 million, or 0.14%, for the second quarter of 2022.
•Total non-interest income, excluding net gains and losses, for the second quarter of 2023 increased $1.6 million, or 8%, compared to the linked quarter, and increased $3.3 million, or 17%, compared to the second quarter of 2022.
◦The increase in non-interest income, excluding gains and losses, for the second quarter of 2023 when compared to the first quarter of 2023 was primarily due to an increase in lease income, mostly from Vantage Financial, LLC ("Vantage"), and increased electronic banking income and deposit account service charge income from the additional customers brought in from the Limestone Merger. The increase in lease income for the second quarter of 2023 when compared to the linked quarter was due to increases in residual sales and month-to-month lease income.
◦Total non-interest income, excluding net gains and losses, for the first six months of 2023 was 22% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses).
•Total non-interest expense increased $14.1 million, or 25%, compared to the linked quarter and increased $20.7 million, or 42%, compared to the second quarter of 2022.
◦The increase in total non-interest expense for the second quarter of 2023 when compared to the linked quarter was primarily attributable to a $10.2 million increase in acquisition-related expenses.
◦For the second quarter of 2023, the efficiency ratio was 62.7%. When adjusted for non-core items, the efficiency ratio was 53.3% for the second quarter of 2023.
Balance Sheet Highlights:
•Period-end total loan and lease balances at June 30, 2023 increased $1.2 billion, or 26%, compared to March 31, 2023.
◦The increases in period-end and average total loan and lease balances were primarily the result of loans acquired in the Limestone Merger totaling $1.1 billion at the time of the Limestone Merger.
◦Excluding the loans acquired through the Limestone Merger, period-end loan and lease balances increased $146.4 million, primarily due to increases of (i) $71.3 million in construction loans, (ii) $25.3 million in commercial and industrial loans and (iii) $23.1 million in leases.
•Asset quality metrics remained stable during the quarter.
◦Delinquency trends improved slightly as loans considered current comprised 99.0% of the loan portfolio at June 30, 2023, compared to 98.8% at March 31, 2023.

◦Nonperforming assets at June 30, 2023 decreased $0.9 million compared to March 31, 2023. The decrease was primarily attributable to reductions in nonaccrual commercial real estate loans and other real estate owned ("OREO"), which were largely offset by increases in nonperforming and nonaccrual leases.
◦Criticized loans increased $22.4 million during the second quarter of 2023 when compared to the end of the linked quarter. The increase was primarily driven by criticized loans acquired in the Limestone Merger.
◦Classified loans increased $18.9 million during the second quarter of 2023 when compared to the end of the linked quarter. The increase was primarily driven by the Limestone Merger.
•Period-end total deposit balances at June 30, 2023 increased $1.2 billion, or 20%, compared to at March 31, 2023.
◦The increase was driven by the deposits acquired in the Limestone Merger, which included $821.3 million of interest-bearing deposits and $261.5 million of non-interest-bearing deposits.
◦Excluding the acquired Limestone deposit balances, deposits at June 30, 2023 increased $88.6 million, primarily due to increases of $241.4 million in brokered certificates of deposits and $139.2 million in retail certificates of deposit, partially offset by decreases of $133.9 million, $59.9 million, $50.0 million and $41.1 million in non-interest bearing deposits, savings accounts, governmental deposit accounts, and interest-bearing demand deposit accounts, respectively.
◦The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at June 30, 2023 were 78% and 22%, respectively, compared to 75% and 25%, respectively, at March 31, 2023.
◦Total demand deposit balances were 42% and 46% of total deposit balances at June 30, 2023 and at March 31, 2023, respectively.
◦Total loan balances were 86% of total deposit balances at June 30, 2023 and 82% of total deposit balances at March 31, 2023.
◦At both June 30, 2023 and March 31, 2023, 32% of our deposit balances exceeded the FDIC insurance limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $749.9 million, or 38%, of the uninsured deposit balances at June 30, 2023.
Net Interest Income:
Net interest income was $84.9 million for the second quarter of 2023, an increase of $12.0 million, or 16%, compared to the linked quarter. The increase in net interest income was primarily due to net interest income provided by Limestone following the Limestone Merger and increases in market interest rates. Net interest margin was 4.54% for the second quarter of 2023, compared to 4.53% for the linked quarter. The increase in net interest margin was primarily driven by the accretion on the acquired Limestone portfolio as well as increases in market interest rates. Also impacting the increases in net interest income and net interest margin were 43 basis points of improvement in loan yields due to recent increases in market interest rates and a shift in the composition of the loan portfolio into higher-yielding leases, and 29 basis points of improvement in investment yields when compared to the linked quarter due to sales of lower-yielding investment securities and securities acquired in the Limestone Merger. Partially offsetting this benefit was a shift in the composition of funding sources combined with an increase in market interest rates for deposits and other funding sources.
Net interest income for the second quarter of 2023 increased $23.4 million, or 38%, compared to the second quarter of 2022. Net interest margin for the second quarter of 2023 increased 70 basis points compared to 3.84% for the second quarter of 2022. The increase in net interest income compared to the second quarter of 2022 was driven by increases in market interest rates, the Limestone Merger and organic growth.
Accretion income, net of amortization expense, from acquisitions was $4.5 million for the second quarter of 2023, $2.0 million for the first quarter of 2023 and $3.9 million for the second quarter of 2022, which added 24 basis points, 13 basis points and 25 basis points, respectively, to net interest margin. The increases in accretion income for the second quarter of 2023 when compared to the linked quarter and the second quarter of 2022 were driven by accretion from the Limestone Merger.
For the first six months of 2023, net interest income increased $42.0 million, or 36%, compared to the first six months of 2022, while net interest margin increased 90 basis points to 4.53%. The increase in net interest income was driven by increases in market interest rates and the additional net interest income from the Limestone Merger. Partially offsetting this benefit was a shift in the composition of funding sources combined with an increase in market interest rates for deposits and other funding sources.
Accretion income, net of amortization expense, from acquisitions was $6.5 million for the six months ended June 30, 2023, compared to $6.7 million for the six months ended June 30, 2022, which added 18 and 21 basis points, respectively, to net interest margin. The decrease in accretion income for the first six months of 2023 compared to the same period in 2022 was due to more accretion in 2022 from the acquisitions of Vantage and NS Leasing, LLC ("NSL") and the merger with Premier Financial Bancorp, Inc. ("Premier"), as compared to accretion from the Limestone Merger.

Provision for (Recovery of) Credit Losses:
The provision for credit losses was $8.0 million for the second quarter of 2023, compared to a provision for credit losses of $1.9 million for the linked quarter and a recovery of credit losses of $0.8 million for the second quarter of 2022. The provision for credit losses in the second quarter of 2023 was due to a provision of $9.4 million for the non-purchased credit deteriorated loans acquired in the Limestone Merger, partially offset by the release of reserves of $1.7 million on individually analyzed loans and a recovery of $1.0 million due to improvements in macro-economic conditions. The provision for credit losses in the linked quarter was largely attributable to a deterioration of macro-economic conditions and charge-offs, partially offset by a reduction in reserves for individually analyzed loans. The recovery of credit losses in the second quarter of 2022 was primarily due to an improvement in economic factors and loss drivers within the CECL model.
The provision for credit losses during the first six months of 2023 was $9.8 million, compared to a recovery of credit losses of $7.6 million for the first six months of 2022. The provision for credit losses during the first six months of 2023 was driven by (i) the addition of the provision for the non-purchased credit deteriorated loans acquired in the Limestone Merger, (ii) loan growth and (ii) economic forecast deterioration, partially offset by a reduction in the reserves for individually analyzed loans and the use of updated loss drivers. The recovery of credit losses during the first six months of 2022 was driven by improvements in economic forecasts, coupled with loan payoffs and sales during certain periods.
Net charge-offs for the second quarter of 2023 were $1.2 million, or 0.09% of average total loans annualized, compared to net charge-offs of $1.5 million, or 0.13% of average total loans annualized, for the linked quarter and net charge-offs of $1.5 million, or 0.14% of average total loans annualized, for the second quarter of 2022. Net charge-offs for the first six months of 2023 were $2.7 million, or 0.11% of average total loans annualized, compared to net charge-offs of $3.5 million, or 0.15% annualized, for the first six months of 2022. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. The net loss realized during the second quarter of 2023 was $1.8 million, compared to a net loss of $2.2 million for the linked quarter, and a net loss of $196,000 for the second quarter of 2022. The net loss in the second quarter of 2023 was primarily driven by a $1.6 million write-down of an OREO property due to a potential sale of the property. The net loss for the linked quarter was primarily due to the $2.0 million pre-tax net loss on the sale of the available-for-sale investment securities mentioned above.
The net loss realized during the first six months of 2023 was $4.0 million, compared to $193,000 for the first six months of 2022. The net loss for the first six months of 2023 was primarily driven by the $2.0 million pre-tax net loss on the sale of the available-for-sale investment securities mentioned above and the $1.6 million write-down of the OREO property mentioned above. The net loss recognized in the first six months of 2022 was primarily driven by an adjustment to the gain on sale of loans recognized in the fourth quarter of 2021 due to a measurement period adjustment to the acquisition-date fair value of Premier loans acquired that were subsequently sold.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2023 increased $1.6 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was due to a $1.0 million increase in electronic banking income and a $0.6 million increase in deposit account service charge income, mostly due to the additional customers brought in from the Limestone Merger, and a $0.6 million increase lease income, primarily from residual sales and month-to-month lease income.
Compared to the second quarter of 2022, non-interest income, excluding net gains and losses, increased $3.3 million, primarily due to a $1.0 million increase in electronic banking income and a $0.6 million increase in deposit account service charge income, mostly due to the additional customers brought in from Limestone Merger, and a $1.3 million increase in lease income, primarily from residual sales and month-to-month lease income.
For the first six months of 2023, total non-interest income, excluding gains and losses, increased $4.5 million, or 11%, compared to the first six months of 2022. The increase was driven by growth of (i) $1.6 million in lease income, primarily due to lease fee income from Vantage, (ii) a $1.2 million increase in electronic banking income, primarily due to the Limestone Merger and (iii) a $1.1 million increase in insurance income due to growth in the commercial insurance line.
Total Non-interest Expense:
Total non-interest expense for the second quarter and six months ended June 30, 2023 were primarily impacted by the Limestone Merger, which added $10.7 million and $11.3 million of non-interest expenses, respectively, across various line-items within non-interest expense. The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022
Non-interest expense:
Salaries and employee benefit costs	$38,025	$32,028	$27,585	$70,053	$55,314
Net occupancy and equipment expense	5,380	4,955	4,768	10,335	9,856
Professional fees	7,438	2,881	2,280	10,319	5,952
Data processing and software expense	4,728	4,562	3,033	9,290	5,949
Amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Electronic banking expense	1,832	1,491	2,727	3,323	5,486
Marketing expense	1,357	930	860	2,287	1,855
FDIC insurance premiums	1,464	801	1,018	2,265	2,212
Franchise tax expense	872	1,034	1,102	1,906	1,866
Communication expense	724	613	649	1,337	1,274
Other loan expenses	538	739	445	1,277	1,277
Other non-interest expense	5,465	4,574	3,398	10,039	6,745
Total non-interest expense	70,623	56,479	49,899	127,102	101,528
Acquisition-related non-interest expense:
Salaries and employee benefit costs	5,125	21	19	5,146	29
Net occupancy and equipment expense	20	9	1	29	29
Professional fees	4,812	291	540	5,103	1,570
Data processing and software expense	1	—	164	1	281
Electronic banking expense	115	—	(94)	115	(92)
Marketing expense	14	10	24	23	40
Communication expense	—	—	—	—	1
Other loan expenses	1	—	—	1	—
Other non-interest expense	621	220	(52)	842	117
Total acquisition-related non-interest expense	10,709	551	602	11,260	1,975
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	32,900	32,007	27,566	64,907	55,285
Net occupancy and equipment expense	5,360	4,946	4,767	10,306	9,827
Professional fees	2,626	2,590	1,740	5,216	4,382
Data processing and software expense	4,727	4,562	2,869	9,289	5,668
Amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Electronic banking expense	1,717	1,491	2,821	3,208	5,578
Marketing expense	1,343	920	836	2,264	1,815
FDIC insurance premiums	1,464	801	1,018	2,265	2,212
Franchise tax expense	872	1,034	1,102	1,906	1,866
Communication expense	724	613	649	1,337	1,273
Other loan expenses	537	739	445	1,276	1,277
Other non-interest expense	4,844	4,354	3,450	9,197	6,628
Total non-interest expense excluding acquisition-related expense	$59,914	$55,928	$49,297	$115,842	$99,553

Total non-interest expense increased $14.1 million, or 25%, for the three months ended June 30, 2023, compared to the linked quarter. The increase in total non-interest expense for the second quarter of 2023 was attributable to increases of

$5.1 million and $4.5 million in acquisition-related salaries and employee benefit costs and professional fees, respectively, due to the Limestone Merger. Excluding acquisition-related expenses, total non-interest expense increased $4.0 million, primarily due to increases of (i) $0.9 million in the amortization of other intangible assets, (ii) $0.9 million in salaries and employee benefit costs, both driven by the Limestone Merger, and (iii) $0.7 million in FDIC insurance expense.
Compared to the second quarter of 2022, total non-interest expense for the second quarter of 2023 increased $20.7 million, or 42%, primarily due to an increase of $10.1 million in acquisition-related expenses. Excluding acquisition-related expenses, non-interest expenses increased $10.6 million, primarily due to a $5.1 million increase in salaries and employee benefit costs due to additional employees added in the Limestone Merger, and a $1.9 million increase in data processing and software expense due to recent growth, including through acquisitions.
For the six months ended June 30, 2023, total non-interest expense increased $25.6 million, or 25.2%, compared to the first six months of 2022, primarily due to an increase of $9.3 million in acquisition-related expenses. Excluding acquisition-related expenses, non-interest expenses increased $16.3 million. This variance was driven by increases of $9.6 million and $3.6 million in salaries and employee benefit costs and data processing and software expense, respectively, due to recent growth, partially offset by a $2.4 million decrease in electronic banking expense.
The efficiency ratio for the second quarter of 2023 was 62.7%, compared to 57.8% for the linked quarter, and 58.8% for the second quarter of 2022. The increases in the efficiency ratio compared to the linked quarter and prior year quarter were primarily due to the increases in non-interest expenses, primarily from the Limestone Merger, which were partially offset by higher net interest income due to increases in the market interest rates and additional customers from Limestone. The efficiency ratio, adjusted for non-core items, was 53.3% for the second quarter of 2023, compared to 57.2% for the linked quarter and 58.0% for the second quarter of 2022. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $6.2 million with an effective tax rate of 22.6% for the second quarter of 2023, compared to income tax expense of $7.0 million with an effective tax rate of 21.0% for the linked quarter, and income tax expense of $6.8 million with an effective tax rate of 21.6% for the second quarter of 2022. Income tax expense for the second quarter of 2023 compared to the linked quarter and second quarter of 2022, decreased due to less net income before income taxes. The effective rate increase for the second quarter of 2022 was primarily due to the Limestone Merger. Peoples recorded income tax expense of $13.2 million with an effective tax rate of 21.7% in the first six months of 2023 and $12.8 million with an effective tax rate of 20.9% in the first six months of 2022. The increase was driven by higher pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at June 30, 2023 increased $83.9 million and $2.0 million, when compared to at March 31, 2023, at December 31, 2022, respectively, and decreased $134.2 million when compared to at June 30, 2022. The changes in the balance from March 31, 2023 and December 31, 2022 were due to available-for-sale investment securities acquired in the Limestone Merger. The change in the balance from June 30, 2022 was due to a reduction in market value of available-for-sale securities driven by the recent increases in market interest rates and the sales of the lower-yielding available-for-sale securities mentioned above. The balances of unrealized losses on available-for-sale investment securities recognized within accumulated other comprehensive loss were $121.5 million, $112.7 million, $129.9 million and $93.6 million at June 30, 2023, at March 31, 2023, at December 31, 2022 and at June 30, 2022, respectively.
The held-to-maturity investment securities balance at June 30, 2023 decreased $20.1 million when compared to at March 31, 2023, and increased $113.7 million, and $273.2 million when compared to at December 31, 2022 and at June 30, 2022, respectively. The decrease when compared to at March 31, 2023 was due to calls on five securities during the second quarter of 2023. The increases when compared to at December 31, 2022 and at June 30, 2022 were driven by purchases of agency mortgage-backed securities, agency collateralized mortgage obligations, and agency debentures. Most of the securities purchased during the first quarter of 2023 were classified as held-to-maturity, which has contributed to the reduction of available-for-sale securities as a percentage of the bond portfolio. Management purchased these securities to increase portfolio yield and reduce Peoples' sensitivity to falling intermediate and long-term interest rates. The balances of unrealized losses on held-to-maturity investment securities were $81.1 million, $68.6 million, $80.6 million and $59.9 million at June 30, 2023, at March 31, 2023, at December 31, 2022 and at June 30, 2022, respectively.
The duration of the investment portfolio as of June 30, 2023 was estimated to be 6.02 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile, which is discussed in further detail below.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other contingent sources of liquidity to ensure the availability of funds. At June 30, 2023, Peoples' had liquid and liquefiable assets of $501.2 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At June 30, 2023, Peoples had a borrowing capacity of $870.5 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ('FRB"), and federal funds. Additionally at June 30, 2023, Peoples had other contingent sources of liquidity totaling $2.0 billion.
Loans and Leases:
The period-end total loan and lease balances at June 30, 2023 increased $1.2 billion, or 26%, compared to at March 31, 2023. The increase in the period-end loan and lease balance was primarily driven by loans acquired in the Limestone Merger totaling $1.1 billion at the time of the Limestone Merger. Excluding the loans acquired through the Limestone Merger, the period-end loan and lease balance increased $146.4 million, or 12% annualized, primarily due to increases of (i) $71.3 million in construction loans, (ii) $25.3 million in commercial and industrial loans, (iii) $23.1 million in leases and (iv) $22.9 million in other commercial real estate loans.
The period-end total loan and lease balance at June 30, 2023 increased $1.3 billion compared to at December 31, 2022 due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $199.0 million, or 9% annualized, driven by increases of $80.4 million, $56.6 million, $32.7 million, $24.9 million and $23.8 million in other commercial real estate loans, construction loans, leases, indirect consumer loans and commercial and industrial loans, respectively. These increases were partially offset by a decrease of $16.3 million in consumer residential real estate loans.
The period-end total loan and lease balance increased $1.4 billion compared to at June 30, 2022 due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $330.2 million, or 7% annualized, primarily due to increases of $101.0 million, $91.3 million, $63.3 million, $58.0 million and $43.9 million in construction loans, indirect consumer loans, leases, commercial and industrial loans and other commercial real estate loans, respectively. These increases were partially offset by a reduction of $36.0 million in consumer residential real estate loans.
The quarterly average loan and lease balance increased $860.4 million, or 18%, in the second quarter of 2023 compared to the linked quarter, mostly due to the loans acquired in the Limestone Merger and to a lesser extent, growth in commercial real estate loans, partially offset by a decline in consumer residential real estate loans. Compared to the second quarter of 2022, the quarterly average loan and lease balances increased $997.1 million, or 22%, primarily driven by the loans acquired in the Limestone Merger. Also impacting the increase when compared to second quarter of 2022, was growth in commercial real estate loans and indirect consumer loans, partially offset by a decline in consumer residential real estate loans.
For the first six months of 2023, the average loan and lease balance increased $621.0 million, or 14%, compared to the same period of 2022. The increase was driven by loans acquired in the Limestone Merger, and to lesser extents, growth in leases, indirect consumer loans and commercial real estate loans. Partially offsetting theses increases was a decline in the consumer residential real estate loan average balance.
Asset Quality:
Asset quality metrics remained stable during the quarter. Total nonperforming assets decreased $0.9 million, or 2%, compared to at March 31, 2023, and $5.0 million, or 11%, compared to at June 30, 2022. The decrease in nonperforming assets at June 30, 2023 compared to at March 31, 2023 was primarily attributable to reductions in nonaccrual commercial real estate loans and an OREO property, largely offset by increases in nonperforming and nonaccrual leases. The decrease from at June 30, 2022 was driven by reductions in (i) nonaccrual commercial real estate loans, (ii) OREO and (iii) nonperforming leases, partially offset by increases in nonaccrual leases and commercial and industrial loans. Nonperforming assets as a percent of total loans and OREO were 0.70% at June 30, 2023, down from 0.90% at March 31, 2023 and 1.02% at June 30, 2022.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $22.4 million, $29.8 million and $39.8 million at June 30, 2023 compared to at March 31, 2023, at December 31, 2022 and at June 30, 2022, respectively. As a percent of total loans, criticized loans were 3.70% at June 30, 2023, compared to 4.18% at March 31, 2023, 4.07% at December 31, 2022 and 3.96% at June 30, 2022. The increases in the amount of criticized loans were primarily related to criticized loans acquired in the Limestone Merger. However criticized loans as a percent of total loans decreased, as criticized loans made up a smaller relative portion of the total loans acquired from Limestone.
Classified loans, which are those categorized as substandard or doubtful, increased $18.9 million and $22.4 million and decreased $3.4 million compared to at March 31, 2023, at December 31, 2022 and at June 30, 2022, respectively. As a percent of total loans, classified loans were 1.88% at June 30, 2023, compared to 1.96% at March 31, 2023, 1.90% at December 31, 2022 and 2.52% at June 30, 2022. The increases in classified loans compared to at March 31, 2023 and at December 31, 2022 were primarily driven by the Limestone Merger. The decrease in classified loans when compared to at June 30, 2022 was largely attributable to the pay-off or upgrade of classified loans acquired from Premier; the majority of these loans were categorized as purchased credit deteriorated loans at acquisition, partially offset by classified loans acquired in the Limestone Merger. Classified loans as a percent of total loans at June 30, 2023 decreased compared to all comparative periods, as classified loans made up a smaller portion of the total loans acquired from Limestone.
Annualized net charge-offs were 0.09% of average total loans for the second quarter of 2023, compared to 0.13% for the linked quarter and 0.14% for the prior year second quarter, with the decrease relative to the linked quarter driven by an increase in recoveries on commercial and industrial loans during the second quarter of 2023, partially offset by higher charge-offs on leases. The decrease in net charge-offs during the second quarter of 2023 versus the prior year second quarter was primarily attributable to an increase in recoveries, partially offset by increases of charge-offs on indirect consumer loans and leases. Annualized net charge-offs were 0.11% of average total loans for the first six months of 2023, compared to 0.15% for the same 2022 period. The decrease was driven by an increase of recoveries and a decrease of charge-offs on commercial and industrial loans, partially offset by an increase in charge-offs on indirect consumer loans.
At June 30, 2023, the allowance for credit losses was $61.2 million, compared to $53.3 million at March 31, 2023, $53.2 million at December 31, 2022 and $52.3 million at June 30, 2022. The allowance for credit losses at June 30, 2023 was impacted by the establishment of an allowance for credit losses for loans acquired in the Limestone Merger. The ratio of the allowance for credit losses as a percent of total loans was 1.02% at June 30, 2023, compared to 1.12% at March 31, 2023 and 1.14% at June 30, 2022.
Deposits:
At of June 30, 2023, period-end deposit balances increased $1.2 billion, or 20%, compared to at March 31, 2023, primarily driven by deposits acquired in the Limestone Merger which included $821.3 million of interest-bearing deposits and $261.5 million of non-interest-bearing deposits. Excluding Limestone deposit balances, deposits at June 30, 2023 increased $88.6 million compared to at March 31, 2023, primarily due to increases of $241.4 million in brokered certificates of deposits, which are primarily used as a source of funding, and of $139.2 million in retail certificates of deposit, partially offset by decreases of $133.9 million, $59.9 million, $50.0 million and $41.1 million in non-interest bearing deposits, savings accounts, governmental deposit accounts, and interest-bearing demand deposit accounts, respectively. The decrease in governmental deposit accounts was due to the seasonality of the balances, which are typically higher in the first quarter and third quarter of each year.
Period-end total deposits at June 30, 2023 increased $1.2 billion, or 22%, compared to at December 31, 2022. The increase was primarily driven by deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, deposits at June 30, 2023 increased $160.1 million compared to at December 31, 2022, primarily due to increases of $389.0 million in brokered certificates of deposit and of $231.1 million in retail certificates of deposit, partially offset by decreases of $168.3 million, $103.8 million, $116.1 million and $26.6 million in non-interest bearing deposits, savings accounts, interest-bearing demand deposit accounts and governmental deposit accounts, respectively.
Period-end total deposits at June 30, 2023 increased $1.0 billion, or 17%, compared to at June 30, 2022 due to the deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, deposits at June 30, 2023 decreased $52.1 million compared to at June 30, 2022. The decrease was primarily driven by decreases of $240.7 million, $128.7 million, $115.3 million, $98.9 million and $73.4 million in non-interest bearing deposits, governmental deposit accounts, savings accounts, interest-bearing demand deposit accounts and money market deposit accounts, respectively. Partially offsetting these decreases in deposit balances, excluding the deposits acquired in the Limestone Merger, were increases of $427.9 million in brokered certificates of deposits and of $177.1 million in retail certificates of deposit.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at June 30, 2023 were 78% and 22%, respectively, compared to 75% and 25%, respectively, at March 31, 2023, 74% and 26%, respectively, at December 31, 2022 and 73% and 27%, respectively, at June 30, 2022.
Uninsured deposits were 32%, 32%, 33% and 35% of total deposits at June 30, 2023, March 31, 2023, December 31, 2022 and June 30, 2022, respectively. Uninsured amounts are estimated based on the portion of customer account balances that met or exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $749.9 million, or 38%, of the uninsured deposit balances at June 30, 2023.
Average deposit balances during the second quarter of 2023 increased $863.1 million compared to the linked quarter. Compared to the second quarter of 2022, quarterly average deposits increased $653.9 million. These increases were driven by the deposits acquired in the Limestone Merger. Total demand deposits comprised 42%, 46% and 47% of total deposits at June 30, 2023, March 31, 2023, and June 30, 2022, respectively.

Stockholders' Equity:
Total stockholders' equity at June 30, 2023 increased by $179.4 million compared to at March 31, 2023, which was primarily due to 6.8 million common shares issued (valued at $177.9 million) in the Limestone Merger and net income for the second quarter of 2023 of $21.1 million, partially offset by an increase in accumulated other comprehensive loss of $7.9 million and dividends paid of $13.4 million. The change in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $121.5 million and $112.7 million at June 30, 2023 and at March 31, 2023, respectively.
Total stockholders' equity at June 30, 2023 increased by $213.6 million compared to at December 31, 2022, which was primarily due to common shares issued in the Limestone Merger, net income for the first six months of 2023 of $47.7 million and a decrease in accumulated other comprehensive loss of $8.2 million, partially offset by dividends paid of $24.1 million. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $129.9 million at December 31, 2022.
Total stockholders' equity at June 30, 2023 increased $212.1 million compared to at June 30, 2022, which was primarily due to common shares issued in the Limestone Merger and net income of $100.5 million in the last twelve months, partially offset by dividends paid of $45.6 million and an increase in accumulated other comprehensive loss of $25.6 million. The increase in accumulated other comprehensive loss was the result of an increase of $27.8 million in unrealized losses related to the available-for-sale investment securities portfolio from June 30, 2022 to June 30, 2023. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $93.6 million at June 30, 2022.
At June 30, 2023, the tier 1 risk-based capital ratio was 12.10%, compared to 12.49% at March 31, 2023, and 11.91% at June 30, 2022. The common equity tier 1 risk-based capital ratio was 11.36% at June 30, 2023, compared to 12.22% at March 31, 2023, and 11.62% at June 30, 2022. The total risk-based capital ratio was 12.92% at June 30, 2023, compared to 13.35% at March 31, 2023, and 12.81% at June 30, 2022. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios. Compared to at March 31, 2023 these capital ratios decreased due to the impact of the Limestone Merger, partially offset by net income during the second quarter of 2023. Compared to at June 30, 2022, the tier 1 risk-based capital ratio and the total risk-based capital ratio improved due to higher net income, partially offset by the impact of the Limestone Merger and dividends paid. The common equity tier 1 risk-based capital ratio at June 30, 2023 decreased compared to at June 30, 2022 due to the common shares issued in the Limestone Merger.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $28.24 and $16.56, respectively, at June 30, 2023, compared to $28.77 and $17.37, respectively, at March 31, 2023, and $27.81 and $16.21, respectively, at June 30, 2022.
The ratio of total stockholders’ equity to total assets was 11.37% at June 30, 2023, compared to 11.21% at March 31, 2023, 10.90% at December 31, 2022 and 10.81% at June 30, 2022. The ratio increased from June 30, 2022 due primarily to additional common shares issued in the Limestone Merger as well as net income over the last twelve months. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, was 7.00% at June 30, 2023, compared to 7.08%, 6.67% and 6.60% at March 31, 2023, December 31, 2022 and June 30, 2022, respectively. The ratio decreased compared to at March 31, 2023 due to an increase in accumulated other comprehensive loss. The ratio increased compared to at December 31, 2022 and June 30, 2022 primarily due to net income over the last twelve months, partially offset by an increase in accumulated other comprehensive loss.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $8.8 billion in total assets as of June 30, 2023, and 150 locations, including 129 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Limestone Bank, Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC and Vantage Financial, LLC.
Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2023 results of operations on July 25, 2023 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.
Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the U.S. ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19-related expenses and COVID-19 Employee Retention Credits received.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19-related expenses, COVID-19 Employee Retention Credits received and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, COVID-19-related expenses, and COVID-19 Employee Retention Credits received) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, COVID-19-related expenses and COVID-19 Employee Retention Credits received.

◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to:
(1)ongoing increasing interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the ongoing increasing interest rate policies of the Federal Reserve Board, the completion and successful integration of planned acquisitions, including the recently-completed acquisition of Vantage and the Limestone Merger, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses;
(6)potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact Peoples' operations and financial results;
(7)the effects of easing restrictions on participants in the financial services industry;
(8)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, ineffective management of the U.S. federal budget or debt, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(9)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(10)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and adversely impact the amount of interest income generated;
(11)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(12)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(13)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(14)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(15)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(16)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(17)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(18)Peoples' ability to receive dividends from Peoples' subsidiaries;
(19)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(20)the impact of larger or similar-sized financial institutions encountering problems, such as the recent closures of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including potential increased regulatory requirements, and increased reputational risk and potential impacts to macroeconomic conditions;
(21)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(22)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(23)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(24)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(25)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;

(26)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(27)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;
(28)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(29)the potential further deterioration of the U.S. economy due to financial, political or other shocks;
(30)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(31)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(32)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(33)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(34)the risk that expected revenue synergies and cost savings from the Limestone Merger, may not be fully realized or realized within the expected time frame;
(35)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(36)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(37)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(38)the effect of a fall in stock market prices on the asset and wealth management business;
(39)in light of the recent bank failures, Peoples' continued ability to grow deposits or maintain adequate deposit levels may be adversely impacted, and Peoples may experience an unexpected outflow of uninsured deposits, which may require Peoples to sell investment securities at a loss; and
(40)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of Peoples' June 30, 2023 consolidated financial statements as part of Peoples' Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

PER COMMON SHARE:
Earnings per common share:
Basic	$0.64	$0.95	$0.89	$1.57	$1.73
Diluted	0.64	0.94	0.88	1.56	1.72
Cash dividends declared per common share	0.39	0.38	0.38	0.77	0.74
Book value per common share (a)	28.24	28.77	27.81	28.24	27.81
Tangible book value per common share (a)(b)	16.56	17.37	16.21	16.56	16.21
Closing price of common shares at end of period (a)	$26.55	$25.75	$26.60	$26.55	$26.60

SELECTED RATIOS:
Return on average stockholders' equity (c)	8.89%	13.44%	12.61%	10.96%	12.02%
Return on average tangible equity (c)(d)	16.56%	23.89%	22.99%	19.90%	20.90%
Return on average assets (c)	1.01%	1.49%	1.40%	1.23%	1.38%
Return on average assets adjusted for non-core items (c)(e)	1.47%	1.61%	1.44%	1.53%	1.43%
Efficiency ratio (f)	62.71%	57.78%	58.76%	60.41%	62.60%
Efficiency ratio adjusted for non-core items (g)(i)	53.32%	57.19%	57.98%	55.13%	61.25%
Pre-provision net revenue to total average assets (c)(h)	1.78%	2.11%	1.75%	1.93%	1.53%
Net interest margin (c)	4.54%	4.53%	3.84%	4.53%	3.63%
Dividend payout ratio (j)	63.62%	40.38%	43.22%	50.67%	43.19%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, COVID-19-related expenses and COVID-19 Employee Retention Credits received. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, COVID-19-related expenses and COVID-19 Employee Retention Credits received included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Information presented on a fully tax-equivalent basis, using a 23.6% blended corporate income tax rate for June 30, 2023, and a 23.3% blended corporate income tax rate for March 31, 2023 and June 30, 2023.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Total interest income	$106,417	$84,149	$65,056	$190,566	$122,481
Total interest expense	21,564	11,271	3,588	32,835	6,703
Net interest income	84,853	72,878	61,468	157,731	115,778
Provision for (recovery of) credit losses	7,983	1,853	(780)	9,836	(7,587)
Net interest income after provision for (recovery of) credit losses	76,870	71,025	62,248	147,895	123,365
Non-interest income:
Electronic banking income	6,466	5,443	5,419	11,909	10,672
Insurance income	4,004	5,425	3,646	9,429	8,377
Trust and investment income	4,414	4,084	4,246	8,498	8,522
Deposit account service charges	4,153	3,523	3,558	7,676	6,984
Lease income	1,719	1,077	431	2,796	1,206
Bank owned life insurance income	842	707	797	1,549	1,228
Mortgage banking income	189	314	352	503	788
Net loss on asset disposals and other transactions	(1,665)	(246)	(152)	(1,911)	(279)
Net (loss) gain on investment securities	(166)	(1,935)	(44)	(2,101)	86
Other non-interest income	1,059	668	1,133	1,727	1,852
Total non-interest income	21,015	19,060	19,386	40,075	39,436
Non-interest expense:
Salaries and employee benefit costs	38,025	32,028	27,585	70,053	55,314
Net occupancy and equipment expense	5,380	4,955	4,768	10,335	9,856
Professional fees	7,438	2,881	2,280	10,319	5,952
Data processing and software expense	4,728	4,562	3,033	9,290	5,949
Amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Electronic banking expense	1,832	1,491	2,727	3,323	5,486
Marketing expense	1,357	930	860	2,287	1,855
FDIC insurance premiums	1,464	801	1,018	2,265	2,212
Franchise tax expense	872	1,034	1,102	1,906	1,866
Communication expense	724	613	649	1,337	1,274
Other loan expenses	538	739	445	1,277	1,277
Other non-interest expense	5,465	4,574	3,398	10,039	6,745
Total non-interest expense	70,623	56,479	49,899	127,102	101,528
Income before income taxes	27,262	33,606	31,735	60,868	61,273
Income tax expense	6,166	7,046	6,847	13,212	12,808
Net income	$21,096	$26,560	$24,888	$47,656	$48,465

PER COMMON SHARE DATA:
Net income available to common shareholders	$21,096	$26,560	$24,888	$47,656	$48,465
Less: Dividends paid on unvested common shares	144	102	102	246	150
Less: Undistributed loss allocated to unvested common shares	13	34	19	45	40
Net earnings allocated to common shareholders	$20,939	$26,424	$24,767	$47,365	$48,275

Weighted-average common shares outstanding	32,526,962	27,891,760	27,919,133	30,222,165	27,962,405
Effect of potentially dilutive common shares	123,014	130,119	142,603	92,339	78,740
Total weighted-average diluted common shares outstanding	32,649,976	28,021,879	28,061,736	30,314,504	28,041,145

Earnings per common share – basic	$0.64	$0.95	$0.89	$1.57	$1.73
Earnings per common share – diluted	$0.64	$0.94	$0.88	$1.56	$1.72
Cash dividends declared per common share	$0.39	$0.38	$0.38	$0.77	$0.74
Weighted-average common shares outstanding – basic	32,526,962	27,891,760	27,919,133	30,222,165	27,962,405
Weighted-average common shares outstanding – diluted	32,649,976	28,021,879	28,061,736	30,314,504	28,041,145
Common shares outstanding at end of period	35,374,916	28,488,158	28,290,115	35,374,916	28,290,115

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$92,114	$94,679
Interest-bearing deposits in other banks	56,368	59,343
Total cash and cash equivalents	148,482	154,022
Available-for-sale investment securities, at fair value (amortized cost of $1,292,331 at June 30, 2023 and $1,300,719 at December 31, 2022) (a)	1,133,439	1,131,399
Held-to-maturity investment securities, at amortized cost (fair value of $594,268 at June 30, 2023 and $478,509 at December 31, 2022) (a)	673,925	560,212
Other investment securities	63,579	51,609
Total investment securities (a)	1,870,943	1,743,220
Loans and leases, net of deferred fees and costs (b)	5,974,596	4,707,150
Allowance for credit losses	(61,211)	(53,162)
Net loans and leases	5,913,385	4,653,988
Loans held for sale	3,218	2,140
Bank premises and equipment, net of accumulated depreciation	103,924	82,934
Bank owned life insurance	138,181	105,292
Goodwill	356,397	292,397
Other intangible assets	56,775	33,932
Other assets	195,330	139,379
Total assets	$8,786,635	$7,207,304
Liabilities
Deposits:
Non-interest-bearing	$1,682,634	$1,589,402
Interest-bearing	5,277,235	4,127,539
Total deposits	6,959,869	5,716,941
Short-term borrowings	569,935	500,138
Long-term borrowings	123,579	101,093
Accrued expenses and other liabilities	134,345	103,804
Total liabilities	7,787,728	6,421,976
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2023 or at December 31, 2022	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,711,075 shares issued at June 30, 2023 and 29,857,920 shares issued at December 31, 2022, including shares held in treasury	862,960	686,450
Retained earnings	289,445	265,936
Accumulated other comprehensive loss, net of deferred income taxes	(118,920)	(127,136)
Treasury stock, at cost, 1,415,639 shares at June 30, 2023 and 1,643,461 shares at December 31, 2022	(34,578)	(39,922)
Total stockholders' equity	998,907	$785,328
Total liabilities and stockholders' equity	$8,786,635	$7,207,304
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $241 at each of June 30, 2023 and December 31, 2022.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2022	2022
Loan Portfolio
Construction	$418,741	$232,296	$246,941	$215,621	$202,588
Commercial real estate, other	2,071,514	1,481,062	1,423,518	1,423,479	1,460,023
Commercial and industrial	1,160,310	891,139	892,634	877,472	858,452
Premium finance	162,357	158,263	159,197	167,682	152,237
Leases	377,791	354,641	345,131	312,847	314,522
Residential real estate	791,442	712,602	723,360	733,361	743,005
Home equity lines of credit	199,221	174,383	177,858	174,525	169,335
Consumer, indirect	654,371	647,177	629,426	592,309	563,088
Consumer, direct	138,019	107,406	108,363	113,314	111,804
Deposit account overdrafts	830	749	722	597	851
Total loans and leases	$5,974,596	$4,759,718	$4,707,150	$4,611,207	$4,575,905
Total acquired loans and leases (a)	$2,032,505	$1,024,739	$1,108,728	$1,186,069	$1,304,633
Total originated loans and leases	$3,942,091	$3,734,979	$3,598,422	$3,425,138	$3,271,272
Deposit Balances
Non-interest-bearing deposits (b)	$1,682,634	$1,555,064	$1,589,402	$1,635,953	$1,661,865
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,225,646	1,085,169	1,160,182	1,162,012	1,143,010
Retail certificates of deposit	950,783	622,091	530,236	544,741	584,259
Money market deposit accounts	718,633	579,106	617,029	624,708	645,242
Governmental deposit accounts	705,596	649,303	625,965	734,734	728,057
Savings accounts	1,116,622	1,024,638	1,068,547	1,077,383	1,080,053
Brokered deposits	559,955	273,156	125,580	86,089	86,739
Total interest-bearing deposits	$5,277,235	$4,233,463	$4,127,539	$4,229,667	$4,267,360
Total deposits	$6,959,869	$5,788,527	$5,716,941	$5,865,620	$5,929,225
Total demand deposits (b)	$2,908,280	$2,640,233	$2,749,584	$2,797,965	$2,804,875
Asset Quality
Nonperforming assets (NPAs): (c)
Loans 90+ days past due and accruing	$5,924	$4,014	$4,842	$8,424	$8,236
Nonaccrual loans	28,796	29,980	31,473	27,831	29,488
Total nonperforming loans (NPLs) (c)	34,720	33,994	36,315	36,255	37,724
Other real estate owned (OREO)	7,166	8,778	8,895	8,840	9,210
Total NPAs (c)	$41,886	$42,772	$45,210	$45,095	$46,934
Criticized loans (d)	$221,170	$198,812	$191,355	$164,775	$181,395
Classified loans (e)	112,045	93,168	89,604	94,848	115,483
Allowance for credit losses as a percent of NPLs (c)	176.30%	156.80%	146.39%	145.82%	138.76%
NPLs as a percent of total loans (c)	0.58%	0.71%	0.77%	0.79%	0.82%
NPAs as a percent of total assets (c)	0.48%	0.58%	0.63%	0.64%	0.64%
NPAs as a percent of total loans and OREO (c)	0.70%	0.90%	0.96%	0.98%	1.02%
Criticized loans as a percent of total loans (d)	3.70%	4.18%	4.07%	3.57%	3.96%
Classified loans as a percent of total loans (e)	1.88%	1.96%	1.90%	2.06%	2.52%
Allowance for credit losses as a percent of total loans	1.02%	1.12%	1.13%	1.15%	1.14%
Total demand deposits as a percent of total deposits (b)	41.79%	45.61%	48.10%	47.70%	47.31%
Capital Information (f)(g)(h)(i)
Common equity tier 1 risk-based capital ratio	11.36%	12.22%	11.92%	11.80%	11.62%
Tier 1 risk-based capital ratio	12.10%	12.49%	12.19%	12.08%	11.91%
Total risk-based capital ratio (tier 1 and tier 2)	12.92%	13.35%	13.06%	12.98%	12.81%
Tier 1 leverage ratio	9.64%	9.02%	8.92%	8.64%	8.38%
Common equity tier 1 capital	$728,892	$624,292	$604,566	$584,880	$564,708
Tier 1 capital	776,753	638,116	618,354	598,633	578,425
Total capital (tier 1 and tier 2)	828,910	682,477	662,421	643,189	622,516
Total risk-weighted assets	$6,417,511	$5,110,318	$5,071,240	$4,955,627	$4,857,818
Total stockholders' equity to total assets	11.37%	11.21%	10.90%	10.86%	10.81%
Tangible equity to tangible assets (j)	7.00%	7.08%	6.67%	6.47%	6.60%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.
(c)Nonperforming loans and leases include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and leases, and OREO.
(d)Includes loans and leases categorized as a special mention, substandard, or doubtful.
(e)Includes loans and leases categorized as substandard or doubtful.
(f)Data presented as of the end of the period indicated.
(g)June 30, 2023 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 4.92% at June 30, 2023, 5.35% at March 31, 2023, 5.06% at December 31, 2022, 4.98% at September 30, 2022 and 4.81% at June 30, 2022, compared to required capital conservation buffer of 2.50%.
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022
Provision for (recovery of) credit losses
Provision for (recovery of) other credit losses	$7,751	$1,673	$(1,135)	$9,424	$(8,141)
Provision for checking account overdraft credit losses	232	180	355	412	554
Total provision for (recovery of) credit losses	$7,983	$1,853	$(780)	$9,836	$(7,587)

Net charge-offs
Gross charge-offs	$2,041	$1,855	$1,951	$3,896	$4,284
Recoveries	845	311	410	1,156	833
Net charge-offs	$1,196	$1,544	$1,541	$2,740	$3,451

Net charge-offs (recoveries) by type
Construction	$—	$9	$—	$9	$—
Commercial real estate, other	$(9)	$6	$(154)	$(3)	$75
Commercial and industrial	(440)	1	418	(439)	877
Premium finance	20	14	22	34	36
Leases	515	389	429	904	726
Residential real estate	(10)	12	33	2	328
Home equity lines of credit	55	19	25	74	12
Consumer, indirect	812	850	366	1,662	665
Consumer, direct	43	89	49	132	174
Deposit account overdrafts	210	155	353	365	558
Total net charge-offs	$1,196	$1,544	$1,541	$2,740	$3,451

Net charge-offs as a percent of average total loans (annualized)	0.09%	0.13%	0.14%	0.11%	0.15%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2022	2022

Trust assets under administration and management	$1,931,789	$1,803,887	$1,764,639	$1,682,334	$1,731,454
Brokerage assets under administration and management	1,379,309	1,318,300	1,211,868	1,127,831	1,068,261
Mortgage loans serviced for others	$375,882	$384,005	$392,364	$400,736	$410,007
Employees (full-time equivalent)	1,500	1,286	1,267	1,244	1,261

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$58,245	$673	4.63%	$35,223	$388	4.47%	$182,456	$299	0.66%
Investment securities (a)(b)	1,873,944	14,294	3.05%	1,788,254	12,347	2.76%	1,708,759	8,358	1.96%
Loans (b)(c):
Construction	358,732	6,491	7.16%	239,492	3,963	6.62%	209,822	2,216	4.18%
Commercial real estate, other	1,735,466	28,240	6.44%	1,333,062	19,794	5.94%	1,353,201	15,599	4.56%
Commercial and industrial	1,069,529	19,569	7.24%	877,391	14,610	6.66%	864,023	8,715	3.99%
Premium finance	154,557	2,659	6.81%	147,895	2,150	5.81%	143,898	1,778	4.89%
Leases	359,016	10,275	11.32%	342,583	9,643	11.26%	288,360	10,541	14.46%
Residential real estate (d)	921,012	10,818	4.70%	839,822	9,717	4.63%	888,809	9,326	4.20%
Home equity lines of credit	191,915	3,656	7.64%	176,327	2,966	6.82%	167,935	1,748	4.17%
Consumer, indirect	651,669	7,942	4.89%	640,359	7,231	4.58%	541,135	5,243	3.89%
Consumer, direct	123,899	2,246	7.27%	108,488	1,739	6.50%	111,541	1,647	5.92%
Total loans and leases	5,565,795	91,896	6.55%	4,705,419	71,813	6.12%	4,568,724	56,813	4.94%
Allowance for credit losses	(53,427)			(52,669)			(54,148)
Net loans and leases	5,512,368			4,652,750			4,514,576
Total earning assets	7,444,557	106,863	5.70%	6,476,227	84,548	5.23%	6,405,791	65,470	4.06%

Goodwill and other intangible assets	387,055			325,545			329,243
Other assets	511,271			420,692			386,629
Total assets	$8,342,883			$7,222,464			$7,121,663

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,095,713	$583	0.21%	$1,044,392	$136	0.05%	$1,076,028	$45	0.02%
Governmental deposit accounts	693,725	2,330	1.35%	637,959	1,066	0.68%	704,632	471	0.27%
Interest-bearing demand accounts	1,178,614	532	0.18%	1,103,966	180	0.07%	1,177,751	115	0.04%
Money market deposit accounts	679,123	2,006	1.18%	583,574	825	0.57%	641,066	104	0.07%
Retail certificates of deposit	825,155	4,209	2.05%	576,645	1,750	1.23%	602,225	747	0.50%
Brokered deposits (e)	480,640	4,743	3.96%	224,325	1,704	3.08%	87,006	532	2.45%
Total interest-bearing deposits	4,952,970	14,403	1.17%	4,170,861	5,661	0.55%	4,288,708	2,014	0.19%
Short-term borrowings (e)	493,561	5,314	4.32%	471,426	4,457	3.83%	150,435	261	0.70%
Long-term borrowings	132,091	1,847	5.56%	98,477	1,153	4.69%	152,595	1,313	3.44%
Total borrowed funds	625,652	7,161	4.58%	569,903	5,610	3.98%	303,030	1,574	2.08%
Total interest-bearing liabilities	5,578,622	21,564	1.55%	4,740,764	11,271	0.96%	4,591,738	3,588	0.31%

Non-interest-bearing deposits	1,637,671			1,556,636			1,648,067
Accrued expenses and other liabilities	175,152			123,599			90,457
Total liabilities	7,391,445			6,420,999			6,330,262
Stockholders’ equity	951,438			801,465			791,401
Total liabilities and stockholders' equity	$8,342,883			$7,222,464			$7,121,663

Net interest income/spread (b)		$85,299	4.15%		$73,277	4.27%		$61,882	3.75%
Net interest margin (b)			4.54%			4.53%			3.84%

	Six Months Ended
	Six Months Ended
	June 30, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$47,008	$1,061	4.55%	$256,864	$459	0.36%
Investment securities (a)(b)	1,831,335	26,641	2.91%	1,689,676	15,771	1.87%
Loans (b)(c):
Construction	300,270	10,454	6.92%	217,705	4,371	3.99%
Commercial real estate, other	1,538,771	48,034	6.21%	1,357,792	30,381	4.45%
Commercial and industrial	975,633	34,179	6.97%	876,242	16,738	3.80%
Premium finance	151,244	4,809	6.32%	138,359	2,942	4.23%
Leases	350,845	19,918	11.29%	225,667	16,643	14.67%
Residential real estate (d)	881,514	20,535	4.66%	901,201	19,092	4.24%
Home equity lines of credit	184,337	6,622	7.24%	165,649	3,360	4.09%
Consumer, indirect	646,045	15,173	4.74%	532,501	10,288	3.90%
Consumer, direct	116,377	3,985	6.91%	108,934	3,242	6.00%
Total loans and leases	5,145,036	163,709	6.35%	4,524,050	107,057	4.72%
Allowance for credit losses	(53,052)			(58,026)
Net loans and leases	5,091,984			4,466,024
Total earning assets	6,970,327	191,411	5.48%	6,412,564	123,287	3.84%

Goodwill and other intangible assets	356,470			316,753
Other assets	465,782			364,911
Total assets	$7,792,579			$7,094,228

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,071,174	$719	0.14%	$1,063,490	$79	0.01%
Governmental deposit accounts	666,683	3,396	1.03%	687,620	919	0.27%
Interest-bearing demand accounts	1,142,648	712	0.13%	1,174,526	207	0.04%
Money market deposit accounts	632,561	2,831	0.90%	645,644	201	0.06%
Retail certificates of deposit	702,809	5,959	1.71%	614,533	1,617	0.53%
Brokered deposits (e)	353,760	6,447	3.68%	89,256	1,044	2.36%
Total interest-bearing deposits	4,569,635	20,064	0.89%	4,275,069	4,067	0.19%
Short-term borrowings (e)	482,643	9,771	4.08%	152,380	599	0.79%
Long-term borrowings	115,375	3,000	5.24%	140,912	2,037	2.90%
Total borrowed funds	598,018	12,771	4.30%	293,292	2,636	1.80%
Total interest-bearing liabilities	5,167,653	32,835	1.28%	4,568,361	6,703	0.29%

Non-interest-bearing deposits	1,598,985			1,627,480
Accrued expenses and other liabilities	149,075			85,431
Total liabilities	6,915,713			6,281,272

Stockholders’ equity	876,866			812,956
Total liabilities and stockholders' equity	$7,792,579			$7,094,228

Net interest income/spread (b)		$158,576	4.20%		$116,584	3.55%
Net interest margin (b)			4.53%			3.63%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 23.6% blended corporate income tax rate at June 30, 2023 and a 23.3% blended corporate income tax rate at March 31, 2023 and at June 30, 2023.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on brokered deposits and interest expense on short-term FHLB advances (included in short-term borrowings) for all periods presented.

NON-U.S. GAAP FINANCIAL MEASURES (Unaudited)
The following non-U.S. GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-U.S. GAAP financial measures for calculating incentive compensation. The following tables summarize the non-U.S. GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Core non-interest expense:
Total non-interest expense	$70,623	$56,479	$49,899	$127,102	$101,528
Less: acquisition-related expenses	10,709	551	602	11,260	1,975
Less: COVID-19-related expenses	—	—	29	—	123
Add: COVID -19 Employee Retention Credit	548	—	—	548	—
Core non-interest expense	$60,462	$55,928	$49,268	$116,390	$99,430

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Efficiency ratio:
Total non-interest expense	70,623	$56,479	49,899	127,102	101,528
Less: amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Adjusted non-interest expense	$67,823	$54,608	$47,865	$122,431	$97,786

Total non-interest income	$21,015	$19,060	$19,386	$40,075	$39,436
Less: net (loss) gain on investment securities	(166)	(1,935)	(44)	(2,101)	86
Less: net loss on asset disposals and other transactions	(1,665)	(246)	(152)	(1,911)	(279)
Total non-interest income, excluding net gains and losses	$22,846	$21,241	$19,582	$44,087	$39,629

Net interest income	$84,853	$72,878	$61,468	$157,731	$115,778
Add: fully tax-equivalent adjustment (a)	446	399	414	845	806
Net interest income on a fully tax-equivalent basis	$85,299	$73,277	$61,882	$158,576	$116,584

Adjusted revenue	$108,145	$94,518	$81,464	$202,663	$156,213

Efficiency ratio	62.71%	57.78%	58.76%	60.41%	62.60%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$60,462	$55,928	$49,268	$116,390	$99,430
Less: amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Adjusted core non-interest expense	$57,662	$54,057	$47,234	$111,719	$95,688

Adjusted revenue	$108,145	$94,518	$81,464	$202,663	$156,213

Efficiency ratio adjusted for non-core items	53.32%	57.19%	57.98%	55.13%	61.25%
`
(a) Tax effect is calculated using a 23.6% blended corporate income tax rate at June 30, 2023 and a 23.3% blended corporate income tax rate at March 31, 2023 and June 30, 2022.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022

Tangible equity:
Total stockholders' equity	$998,907	$819,543	$785,328	$760,511	$786,824
Less: goodwill and other intangible assets	413,172	324,562	326,329	328,428	328,132
Tangible equity	$585,735	$494,981	$458,999	$432,083	$458,692

Tangible assets:
Total assets	$8,786,635	$7,311,520	$7,207,304	$7,005,854	$7,278,292
Less: goodwill and other intangible assets	413,172	324,562	326,329	328,428	328,132
Tangible assets	$8,373,463	$6,986,958	$6,880,975	$6,677,426	$6,950,160

Tangible book value per common share:
Tangible equity	$585,735	$494,981	$458,999	$432,083	$458,692
Common shares outstanding	35,374,916	28,488,158	28,287,837	28,278,078	28,290,115

Tangible book value per common share	$16.56	$17.37	$16.23	$15.28	$16.21

Tangible equity to tangible assets ratio:
Tangible equity	$585,735	$494,981	$458,999	$432,083	$458,692
Tangible assets	$8,373,463	$6,986,958	$6,880,975	$6,677,426	$6,950,160

Tangible equity to tangible assets ratio	7.00%	7.08%	6.67%	6.47%	6.60%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022

Pre-provision net revenue:
Income before income taxes	$27,262	$33,606	$31,735	$60,868	$61,273
Add: provision for credit losses	7,983	1,853	—	9,836	—
Add: loss on OREO	1,612	10	32	1,622	33
Add: loss on investment securities	166	1,935	44	2,101	44
Add: loss on other assets	45	229	119	274	141
Add: net loss on other transactions	8	7	—	15	104
Less: recovery of credit losses	—	—	780	—	7,587
Less: gain on investment securities	—	—	—	—	130
Pre-provision net revenue	$37,076	$37,640	$31,150	$74,716	$53,878
Total average assets	$8,342,883	$7,222,464	$7,121,663	$7,792,579	$7,094,228

Pre-provision net revenue to total average assets (annualized)	1.78%	2.11%	1.75%	1.93%	1.53%

Weighted-average common shares outstanding – diluted	32,649,976	28,021,879	28,061,736	30,314,504	28,041,145
Pre-provision net revenue per common share – diluted	$1.13	$1.34	$1.11	$2.45	$1.91

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income adjusted for non-core items:
Net income	$21,096	$26,560	$24,888	$47,656	$48,465
Add: loss on investment securities	166	1,935	44	2,101	—
Less: tax effect of loss on investment securities (a)	35	406	9	441	—
Less: gain on investment securities	—	—	—	—	86
Add: tax effect of net gain on investment securities (a)	—	—	—	—	18
Add: net loss on asset disposals and other transactions	1,665	246	152	1,911	279
Less: tax effect of net loss on asset disposals and other transactions (a)	349	52	32	401	59
Add: acquisition-related expenses	10,709	551	602	11,260	1,975
Less: tax effect of acquisition-related expenses (a)	2,249	116	126	2,365	415
Add: COVID-19-related expenses	—	—	29	—	123
Less: tax effect of COVID-19-related expenses (a)	—	—	6	—	26
Less: COVID -19 Employee Retention Credit	548	—	—	548	—
Add: tax effect of COVID -19 Employee Retention Credit	115	—	—	115	—
Net income adjusted for non-core items (after tax)	$30,570	$28,718	$25,542	$59,288	$50,274

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$84,616	$107,716	$99,825	$96,102	$97,733
Annualized net income adjusted for non-core items (after tax)	$122,616	$116,467	$102,449	$119,559	$101,381
Return on average assets:
Annualized net income	$84,616	$107,716	$99,825	$96,102	$97,733
Total average assets	$8,342,883	$7,222,464	$7,121,663	$7,792,579	$7,094,228
Return on average assets	1.01%	1.49%	1.40%	1.23%	1.38%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$122,616	$116,467	$102,449	$119,559	$101,381
Total average assets	$8,342,883	$7,222,464	$7,121,663	$7,792,579	$7,094,228
Return on average assets adjusted for non-core items	1.47%	1.61%	1.44%	1.53%	1.43%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income excluding amortization of other intangible assets:
Net income	$21,096	$26,560	$24,888	$47,656	$48,465
Add: amortization of other intangible assets	2,800	1,871	2,034	4,671	3,742
Less: tax effect of amortization of other intangible assets (a)	588	393	427	981	786
Net income excluding amortization of other intangible assets (after tax)	$23,308	$28,038	$26,495	$51,346	$51,421

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$84,616	$107,716	$99,825	$96,102	$97,733
Annualized net income excluding amortization of other intangible assets (after tax)	$93,488	$113,710	$106,271	$103,543	$103,694

Average tangible equity:
Total average stockholders' equity	$951,438	$801,465	$791,401	$876,866	$812,956
Less: average goodwill and other intangible assets	387,055	325,545	329,243	356,470	316,753
Average tangible equity	$564,383	$475,920	$462,158	$520,396	$496,203

Return on total average stockholders' equity ratio:
Annualized net income	$84,616	$107,716	$99,825	$96,102	$97,733
Total average stockholders' equity	$951,438	$801,465	$791,401	$876,866	$812,956

Return on total average stockholders' equity ratio	8.89%	13.44%	12.61%	10.96%	12.02%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$93,488	$113,710	$106,271	$103,543	$103,694
Average tangible equity	$564,383	$475,920	$462,158	$520,396	$496,203

Return on average tangible equity ratio	16.56%	23.89%	22.99%	19.90%	20.90%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE